Exhibit 99.1

Contact:
Alexa Rudin
Ask Jeeves, Inc.
(212) 807-9741 x129
alexa@askjeeves.com

For Immediate Release

Ask Jeeves, Inc. Completes Sale of Its Enterprise Software Unit,
Jeeves Solutions, to Kanisa Inc.

EMERYVILLE, Calif. –July 1, 2003 Ask Jeeves®, Inc. (Nasdaq:ASKJ), a provider of Web-wide search, today completed its previously announced sale of Jeeves Solutions, its enterprise software unit, to Kanisa Inc. As part of the agreement, Kanisa acquired substantially all assets of Jeeves Solutions including the JeevesOne technology, its approximately 35 corporate customer accounts and the majority of its employees. Jeeves Solutions’ customers will benefit from Kanisa’s exclusive focus on enterprise software and its larger suite of customer service applications.

This transaction enables Ask Jeeves to now focus primarily on its core competence of Web-wide search. Currently the second most visited pure search site in the U.S. according to Nielsen//NetRatings, Ask Jeeves’ search technology now reaches 25 percent of all searchers in North America.

“Now focused primarily on our Web Properties business, we are in an excellent position to scale our performance in the large and growing market for Web-wide search,” said Skip Battle, CEO of Ask Jeeves. “Search remains the front door to the Internet and we will continue to refine the products that make our Web Properties unusually effective for advertisers and very valuable for our users.”

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a provider of Web-wide search technologies, providing consumers with authoritative and fast ways to find relevant information to their everyday searches. Ask Jeeves deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves syndicates its monetized search technology and advertising units to a network of affiliate partners. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London.

For more information, visit www.AskJeevesInc.com or call 510-985-7400.

NOTE: Ask Jeeves, Ask.com, Jeeves Solutions, JeevesOne, Teoma and Ask Jeeves for Kids are trademarks or registered trademarks of Ask Jeeves, Inc.